AgiiPlus Investor Presentation August 2024 Issuer Free Writing Prospectus Dated August 19, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus Dated July 19, 2024 Registration No. 333 - 267461 NASDAQ Ticker: AGII

This free writing prospectus relates to the proposed initial public offering of 1 , 400 , 000 Class A ordinary shares and the resale by certain selling shareholders (the “Selling Shareholders”) of 2 , 291 , 535 Class A ordinary shares (the "Class A ordinary shares") of AgiiPlus Inc . (the “Company”, "we," "us", or "our") and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link : sec.gov/Archives/edgar/data/1932470/000121390024062852/ea0202336 - 07.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Kingswood Capital Partners LLC at bherman@kingswoodus.com or contact AgiiPlus Inc. via email at: ir@agiiplus.com. 2 Free Writing Prospectus Statement

Free Writing Prospectus Statement (Cont’d) 3 Forward - Looking Statements This Presentation contains certain forward - looking statements within the meaning of Section 27 A of the Securities Act of 1933 , as amended (the “Securities Act”) and Section 21 E of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”) and also contains certain forecasts and projections . All statements other than statements of historical fact contained in this Presentation, including statements as to future results of operations and financial position, planned products and services, business strategy and plans, objectives of management for future operations of the Company, market size and growth opportunities, competitive position and technological and market trends, are forward - looking statements . Some of these forward - looking statements can be identified by the use of forward - looking words, including “anticipate,” “aim,” “expect,” “”believe,” “propose,” “is/are likely to,” suggests,” “plan,” “believe,” “intend,” “estimate,” “target,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” “continue” or other similar expressions . All forward - looking statements are based upon current estimates and forecasts and reflect the views, assumptions, expectations, and opinions of the Company as of the date of this Presentation, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to us . You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the registration statement on Form F - 1 of the Company filed with the SEC, and other documents filed from time to time with the SEC . These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward - looking statements . Factors that could cause actual results to differ from those discussed in the forward looking statements include, but are not limited to, our goals and strategies ; our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time ; our future business development, financial condition and results of operations ; expected changes in our revenues, costs or expenditures ; our dividend policy ; our expectations regarding the workspace refurbishment period, lease - up period, and stabilized occupancy rate, rental and other service income ; our expectations regarding demand for and market acceptance of our products, services and pricing ; our expectations regarding our relationships with our clients, business partners and third - parties ; the trends in, expected growth in and market size of the work solution industry and the flexible workspace industry in China, Singapore, and globally ; our ability to maintain and enhance our market position ; our ability to continue to develop new technologies and/or upgrade our existing technologies ; developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations ; relevant governmental policies and regulations relating to our businesses and industry ; competitive environment, competitive landscape and potential competitor behavior in our industry ; overall industry outlook in our industry ; our ability to attract, train and retain executives and other employees ; developments in, or changes to our employee share incentive plans ; the expected outcome or impact of pending or threatened litigations against us ; our proposed use of proceeds from this offering ; the development of the global financial and capital markets ; fluctuations in inflation, interest rates and foreign exchange rates ; general business, political, social and economic conditions in China, Singapore and other overseas markets we have business ; and assumptions underlying or related to any of the foregoing . This presentation contains data related to the work solutions industry in the People’s Republic of China (“China” or the “PRC”) derived from an industry report dated March 2024 which we commissioned Frost & Sullivan (Beijing) Inc . , Shanghai Branch Co . (“Frost & Sullivan”), a third - party independent research firm to prepare . We refer to this report as the Frost & Sullivan Report . This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable . The work solutions industry may not grow at the rate projected by industry data, or at all . The failure of the industry as anticipated is likely to have a material adverse effect on our business and the market price of our Class A ordinary shares . In addition, the rapid changing nature of the work solutions industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties . Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may vary, and are likely to, differ from the projections based on these assumptions . All the third - party trademarks, names, and other information that appeared in this presentation are used for information and comparison only and do not mean that we have been given authorization to use such information . All forward - looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the risk factors aforementioned . These forward - looking statements speak as of the date hereof . Other than as required under the securities laws, and regulations and rules, the Company and any of the irrespective affiliates does not assume a duty to update these forward - looking statements to reflect future events or circumstances .

Summary Terms of Offering 4 AgiiPlus Inc. (“AGII”) Issuer (“Ticker”) Initial Public Offering Offer Type 1,400,000 Class A Ordinary Shares (or 1,610,000 Class A Ordinary Shares if over - allotment option exercised in full) Offering Size 2,291,535 Class A Ordinary Shares Class A Ordinary Shares Offered by the Selling Shareholders 42,946,963 ordinary shares Ordinary Shares prior to the Offering US$6.00 to US$7.00 per share Offering Price Kingswood Capital Partners LLC Underwriter • Approximately 25% to 30%, or US$1.5 million to $2.3 million for enhancing our technology capability; • Approximately 25% to 30%, or US$1.5 million to $2.3 million for business expansion; and, • Approximately 40% to 50%, or US$3.0 million to $3.8 million for other operating purposes. Use of Proceeds All terms stated here are proposed terms. See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss.

About Us 01 Industry Overview 02 Investment Highlights 03 Selected Financial Information 04 Growth Strategies 05 5 Table of Contents

Our Vision To Build The Future Of Work And To Connect Businesses With Technology, Data, Services, Workspaces, And More

About Us: We Are an Integrated Work Solutions Provider

AgiiPlus Group

Who We Are

- AgiiPlus' vision is to build the future of work and to connect businesses with technology, data, services, workspaces, and more.
- Founded in 2016 in China, AgiiPlus offers transformative integrated working solutions, including brokerage and enterprise services, customizable workspace renovations with smart building solutions, and high-quality flexible workspaces.
- AgiiPlus has established an innovative business model called **"S²aaS — Space & Software As A Solution**," which merges "Software As A Service", and "Space As A Service."
- As of June 10, 2024, AgiiPlus served 16,256 enterprise customers, had 126,985 digitally registered members, and managed 8,212 flexible workstations(1).

What We Offer


Technology Platform for the Future of Work


Smart Building Solutions


Flexible Workspaces


Brokerage & Enterprise Services

	AgiiPlus	Traditional Office Operator	Co-working Space Company	Real Estate Services Company	Space Renovation Company	Digital Office Search Company
Smart Building Solution	●	○	○	○	○	○
Space Renovation & Maintenance	●	◐	◐	◐	◐	○
SaaS Platforms with Online Customers	●	◐	◐	◐	○	◐
Dynamic Flexible Office Space	●	○	●	◐	○	○
Brokerage & Enterprise Services	●	○	◐	◐	○	◐

Source: Company Information sec.gov/Archives/edgar/data/1932470/000121390024062852/ea0202336-07.htm#T99004

See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

Note: (1) Represents the total number of workspaces in operation and workspaces in the pre-opening stage.

7

Industry Overview

AgiiPlus Group

Key Statistics About the Rise of Flexible Workspaces in China

Market Size (1)

	2022	CAGR	2027E
Work Solutions Industry	RMB716.0 Billion (USD99.4 billion)	CAGR: +7.0%	RMB1,004.9 Billion (USD139.6 billion)
Flexible Workspace Industry	RMB29.3 Billion (USD4.1 billion)	CAGR: +15.8%	RMB61.1 Billion (USD8.5 billion)
Smart Building Industry	RMB82.3 Billion (USD11.4 billion)	CAGR: +22.4%	RMB226.4 Billion (USD31.4 billion)

Flexible Workspaces Attract More Attention

Frequent organizational alteration of enterprises expected to stimulate demand for flexible workspace solutions

7.7%

The penetration rate of flexible offices in tier-one cities of China was 7.7% in 2022 and is expected to reach 10.0% by 2027.

The increasing number of newly registered market entities in China is driving demand for value-added services.

24.2%

In 2022, the service sector accounted for 24.2% of revenue within the flexible workspace industry, and this share is expected to keep growing to 31.8% in 2027.



Individual Spaces
Collab Spaces
Social
Support
Reduced Footprint
Individual Spaces
Collab Spaces
Social
Support
Traditional Workspaces
Flexible Workspaces
Cost Effectiveness
Vibrant Community
Monetization
Efficiency
Strong Connection
Stickiness

Sources: Frost and Sullivan Market Research (as of March 2024).
Exchange Rate: USD1.00=RMB7.20.

See offering documents for further risks and disclosures. Investments may be speculative, liquid and there is a risk of loss. Past performance is not indicative of future results.

8

• The total market size of China’s work solution industry is projected to reach RMB 1,004.9 billion (USD 140 billion) by 2027. • The market for smart building solution in China is projected to reach RMB 226.4 billion (USD 31.5 billion) by 2027, with an annual growth rate of 22.24%. 72.2 83.3 96.7 112.9 132.6 156.3 10.2 13.8 19.4 28.7 44.2 70.1 2025E 33.9 2022 2027E 2017 2023E 116.1 2024E 2026E 32.5 82.3 97.0 141.7 176.8 226.4 +19.4% 2022 - 2027E 2017 – 2022 CAGR 47.0% 46.7% Software 16.7% 17.3% Hardware +22.4% (RMB Billion) Industry Overview 9 Source: Frost and Sullivan Market Research (as of March 2024) Exchange Rate: USD1.00=RMB7.20 567.3 642.4 718.0 747.6 749.4 716.0 745.0 790.0 846.7 917.4 1,004.9 0 200 400 600 800 1,000 1,200 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E (RMB Billion) 2022 – 2027E 2017 – 2022 CAGR 7.0% 4.8% 2017 - 2027E Market Size of Work Solutions Industry, by Revenue Market Size of Smart Building Solutions Segment, By Application 1.5

Investment Highlight: Our Innovation Business Model

AgiiPlus Group

AgiiPlus has developed an innovative business model known as "S²aaS - Space & Software as a Solution," which seamlessly integrates "Software as a Service" with "Space as a Service." This approach leverages AgiiPlus' proprietary technology, SaaS-driven platforms, and premium physical workspaces to offer customers comprehensive work solutions designed for increased work efficiency.


TANGTANG
堂 堂 办 公
SaaS-based Office Marketplace & Digital Service Platform
Online (Software)
AgiiPlus Group
Offline (Workspace)
SPACii
全 办 智 造
Renovation, Maintenance & Smart Building Solutions
DISTRii 办伴
Physical Flexible Workspaces

S²aaS = Space & Software as a Solution

- Online: Software as a Service
- Offline: Space as a Service

10

Investment Highlight: Our Integrated Digital Systems Tangtang Digital Marketplace CHIPS System Smart Building Distrii App Members @ workspace BSS (1) Operation Management CRM Note: (1) BSS (Business Supporting System) is an intelligent operation management system 11

Investment Highlight: Our Comprehensive Solutions

AgiiPlus Group

Our work solutions span economically vibrant regions, delivering efficient, cost-effective, and reliable workspaces tailored to enterprises at various stages, ensuring support throughout their lifecycle.



Physical Workspaces

Building Design
- Whole building or multi-floors
- Large scale customization and decoration

Space Design
- Independent area
- Moderate customization and decoration

Modular Office
- Standard design
- Prefabricated customization and decoration

Co-working & Remote Work
- Flexible workstation
- Shared meeting room

Customer-Centric

Flexible solutions for varied customer needs
- Workspaces designed for freelancers, SMEs, and large enterprises.

End-to-End Services
- Office-hunting via Tangtang
- Space design and decoration through Spacii
- Enterprise services at Distrii workspaces and Tangtang

Expanding Offerings
- Diversifying enterprise and value-added services

Partnerships with third-party providers

Solutions with Value-added Services

Searching + Design + Design & Planning

Move-in + Basic services + Extensive services

Modular + Temporary workplace + Operation

12

Investment Highlight: Visionary Team with In-Depth Industry Expertise

AgiiPlus Group



Dr. HU Jing

Founder & CEO

- 20+ years' experience in real estate and smart city industries
- Previously served as Executive Vice President, Chief Architect and Director at Greenland Holdings
- Ph.D. in Architecture, Southeast University
- Executive MBA, China Europe International Business School
- Chartered Architect at the Chartered Institute of Building



DAI Jing
Sophia
CFO

- Previously served as Head of Strategic Investment and Senior Vice President at City Developments Limited ('CDL')
- Bachelor's degree in International Finance, Fudan University, China
- Master's degree, National University of Singapore
- CFA Charterholder



NI Yong
Leo
COO
Tangtang - GM

- Previously served as Marketing Director in Hong Kong Tourism Board
- Bachelor of Arts, Shanghai International Studies University



Jie Qin
CPO
Spacii-GM

- Previously served as a director of human resources department at Sinic Holdings Company Limited
- Bachelor of Administrative Management, Nanjing University of Information Science and Technology



Xuemeng Chu
Seanna
Distrii - GM

- Previously served as the regional director at Shanghai AsianBiz Consulting Co., Ltd
- Bachelor of English, Shijiazhuang University of Economics

Independent Directors of the Board

Fang Xing

- Technology Director of Engineering and chairperson of the board of IDEA Shanghai Energy Technologies Group Co., Ltd.
- Bachelor's degree in architecture from Tongji University.
- Ph.D. in business administration from United business Institutes in 2016.

Yang Wang

- President of Jia Niang (China) Wine Co., Ltd.
- Former manager at the investment department of the China office of HSBC Bank.
- Bachelor's degree in finance, Fudan University.
- Master's degree in business administration from Cheung Kong Graduate School of Business.

Hongman Ma

- Executive president of Shanghai Youera Media Co., Ltd.
- Bachelor's degree in international business administration, Shanxi University.
- Master's degree in industrial economics, Shanghai University in 2002.
- Ph.D. in political economics, Shanghai Academy of Social Sciences.

13

Selected Financial Information Fiscal years ended December 31, 2022 and 2023. Years ended 31 Dec CONSOLIDATED STATEMENT OF INCOME (LOSS) % Change 2023 2022 USD Million USD Million (38.7%) 45.0 73.4 Total Revenue (80.8%) (6.8) (35.4) Net Income (Loss) 73.4 45.0 - 80.0 70.0 60.0 50.0 40.0 30.0 20.0 10.0 USD Million 2022 USD Million 2023 Revenue - 6.8 - 35.4 - 5.0 - 10.0 - 15.0 - 20.0 - 25.0 - 30.0 - 35.0 - 40.0 - Net Income (Loss) • To mitigate market risks, AgiiPlus has proactively closed underperforming centers in 2023. As a result, the net loss has been effectively reduced from USD 35.4 million in 2022 to USD 6.8 million in 2023, representing an 80.8% decrease in losses. • Looking ahead, AgiiPlus plans to grow its network with an asset - light model, emphasizing the enhancement of digital services and smart building solutions while minimizing long - term fixed costs. With this approach, AgiiPlus’ goal is to improve its financial performance in the future. 14

Broaden the network of workspaces across various regions • Concentrate on tier - one cities in China to establish a strong foundation • Collaborate with qualified business partners to expand regional presence while mitigating operational risks through partnerships or asset - light management models Increase market presence through mergers and acquisitions • Acquire flexible workspace brands with a strong regional presence to extend our market presence • Invest in companies with complementary products or services that have rapid growth potential Continue developing digital platforms to enhance operational efficiency • Increase the integration of artificial intelligence into service offerings • Develop a comprehensive set of data analysis tools to generate actionable insights • Enhance brand recognition and attract new customers Expand enterprise service scope to create multiple revenue streams • Further broaden our enterprise service offerings by acquiring third - party service providers • Partner with chosen third - party providers to expand our service offerings and enhance the integration of our one - stop solution Growth Strategies 15

Comparable Analysis EV/Revenue 2022E – Comp Multiples Blend of weighted average and median of each sector multiples: 4.8x 11.3 x 6.6 x 3.9x 3.8 x 4.1 x AgiiPlus Office Operation/Lease Smart Office Smart Real Estate Consulting Enterprise SaaS 16 THANK YOU Company Contact Underwriter Contact Sophia Dai AgiiPlus Inc. Tel: +86(21) 5151 - 4881 Email: ir@agiiplus.com Brian Herman Kingswood Capital Partners LLC Tel: +1 561 702 - 4331 bherman@kingswoodus.com Level B 1 , Building 3 , No . 1 - 10 Lane 1500 , Kongjiang Rd . Yangpu, Shanghai 200093 People’s Republic of China Tower 56 126 E. 56th Street, Suite 22S New York, NY 10022